Exhibit 10.6

AMENDMENT AGREEMENT

This AMENDMENT AGREEMENT (this “Amendment”), by and between ARCA biopharma, Inc., a Delaware corporation (the “Company”), and Michael R. Bristow (“Executive”) is effective as of June 13, 2013 (the “Effective Date”).

RECITALS:

A.

The Company and Executive entered into an Amended and Restated Employment and Retention Agreement dated on or about June 1, 2008, as amended on or about March 30, 2012 (the “Employment Agreement”). Capitalized terms used in this Amendment and not otherwise defined have the meaning given in the Employment Agreement.

B.	The Company and executive wish to amend the Employment Agreement in order to modify certain provisions relating to severance payable upon termination of employment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive agree as follows:

1. Amendments.

(a) Section 5(a) of the Employment Agreement is amended and restated in its entirety as follows:

5. Description of Severance Benefits. For purposes of this Amendment, “Severance Benefits” are defined as:

              (a) severance pay (the “Severance Pay”) equivalent to: (A)(i) twelve (12) months of your Base Salary (as defined below) in effect as of your last day of full-time employment with the Company if a Notice Date (as defined below) occurs (a) on the same day as a Corporate Transaction or (b) within thirteen (13) months after the effective date of a Corporate Transaction or (ii) six (6) months of your Base Salary (as defined below) in effect as of your last day of full-time employment with the Company if a Corporate Transaction has not occurred on or before the Notice Date; and (B) a pro rata portion of any bonus compensation under any employee bonus plan that has been approved by the Board of Directors (“Bonus Pay”) payable to you for the fiscal year in which your employment terminated to be paid at the same time that such incentive bonus would have been paid if such termination had not occurred. Your pro rata portion of any Bonus Pay shall be based upon the number of days in such calendar year elapsed through the Notice Date of such termination as a proportion of 365.

The date you are notified that your employment with the Company is being terminated without Cause or the date you notify the Company that you are terminating your employment for Good Reason, shall be referred to herein as the “Notice Date.” The Severance Pay shall be payable in equal installments over the applicable number of months (the “Initial Severance Period”) in accordance with the Company’s then applicable payroll policies, beginning no earlier than seven (7) days after the effective date of the release described below, and will be subject to standard payroll deductions and withholdings; provided, however, that any Bonus Pay shall not be payable to you until such time as bonus compensation under the applicable employee bonus plan is paid to other employees of the Company; and

2. Waiver. Executive acknowledges and agrees that the transactions contemplated by this Amendment will not constitute Good Reason under the Employment Agreement.

3.  Effect.  This Amendment constitutes an amendment to the Employment Agreement.  The terms and provisions of the Employment Agreement and all other documents and instruments relating and pertaining to the Employment Agreement continue in full force and effect, as amended by the express terms of this Agreement.  In the event of any conflict between the provisions of the Employment Agreement or any document or instrument executed and delivered in connection with the Employment Agreement and the express provisions of this Amendment, the provisions of this Amendment will control.

4.  Governing Law.  This Amendment will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Colorado as applied to contracts made and to be performed entirely within Colorado without reference to any conflict of laws provision that would cause the application of the law of any other jurisdiction.

5.  Counterparts.  This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[INTENTIONALLY LEFT BLANK]

Executed to be effective as of the Effective Date.

COMPANY:
ARCA BIOPHARMA, Inc.
By:	/s/ Michael R Bristow
Name:	Michael R. Bristow
Title:	Chief Executive Officer

Michael R. Bristow
Date:	June 13, 2013